Exhibit 10.2

THIS CONVERTIBLE TERM NOTE IS SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN THE CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED DECEMBER     , 2003, AMONG EACH OF EQUINOX BUSINESS CREDIT CORPORATION (“DEBTOR”), EQUIFIN, INC., WELLS FARGO FOOTHILL, INC. AND LAURUS MASTER FUND, LTD., A COPY OF WHICH IS ON FILE AT THE OFFICE OF DEBTOR AND IS AVAILABLE FOR INSPECTION AT SUCH OFFICE.

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EQUIFIN, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE TERM NOTE

FOR VALUE RECEIVED, each of EQUIFIN, INC., a Delaware corporation and EQUINOX BUSINESS CREDIT CORP., a New Jersey corporation (each collectively referred to herein as the “Borrower”), hereby jointly and severally promise to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the “Holder”) or its registered assigns or successors in interest, on order, the sum of ONE MILLION ONE HUNDRED THOUSAND UNITED STATES DOLLARS (US$1,100,000), together with any accrued and unpaid interest hereon, on December    , 2006 (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the “Purchase Agreement”).

The following terms shall apply to this Note:

ARTICLE I

INTEREST & AMORTIZATION

1.1           Interest Rate and Payment.  Subject to Sections 4.10 and 5.6 hereof, interest payable on this Note shall accrue at a rate of seven percent (7%) per annum (the “Contract Rate”), subject to adjustment. On the last business day of each month hereafter (each a “Determination Date”), the Contract Rate shall be determined as follows: if (i) the Company shall have registered the shares of the Company’s common stock underlying the conversion of the Note and that certain warrant issued to Laurus on a registration statement declared effective by the SEC, and (ii) the average closing sales price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the 10 trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price in such percentages as outlined in the table below, the Contract Rate for the succeeding calendar month shall automatically be adjusted as follows:

100% or less of applicable Fixed Conversion Price	Contract Rate
125% of the applicable Fixed Conversion Price	Contract Rate minus 0.50%
150% of the applicable Fixed Conversion Price	Contract Rate minus 1.00%
175% of the applicable Fixed Conversion Price	Contract Rate minus 1.50%

Interest shall be payable monthly in arrears commencing on January 1, 2004 and on the first day of each consecutive calendar month thereafter (each, a “Repayment Date”), and on the Maturity Date, whether by acceleration or otherwise.

1.2           Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall begin on April 1, 2004 and shall recur on the first calendar day of each succeeding month thereafter until the Maturity Date (each, an “Amortization Date”).  Subject to Section 2.1 below, beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount of (a) from April 1, 2004 to December 1, 2004, $15,000 per month;  (b) and thereafter, the greater of (X) $16,666 per month; (Y) on each subsequent Amortization Date an amount that would be required to make the aggregate amount outstanding under the Note equal eleven and one half percent (11.5%) of the Borrowing Base (the “Laurus Funding Obligation”) and (Z) an amount required to make the aggregate amount outstanding under this Note and the Foothill Note be less than 35% of the value (as determined by the Company in good faith and reported to Foothill), of the collateral for the “Eligible Notes Receivable” (as such term is defined in the Foothill Agreement, such amounts, together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note but have not been paid (collectively, the “Monthly Amount”).

ARTICLE II

BORROWER PAYMENT OPTIONS

2.1           (a) Payment of Monthly Amount in Cash or Common Stock.  Subject to the terms hereof, the Borrower shall have the sole option to determine whether to satisfy payment of the Monthly Amount on each Repayment Date and Amortization Date either in cash or in shares of Common Stock (as defined in the Purchase Agreement), or a combination of both. On or before the tenth (10th) day of each month, the Borrower shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay the Monthly Amount payable on the next Repayment Date in either cash or Common Stock, or a combination of both (each, a “Repayment Election Notice”) (the date by which such notice is required to be given being hereinafter referred to as the “Notice Date”).  If a Repayment Election Notice is not delivered to the Holder by the applicable Notice Date for such Repayment Date, then the Monthly Amount due on such Repayment Date shall be paid in cash.  The portion of the Monthly Amount paid in cash on a Repayment Date, shall be paid to the Holder and shall be equal to (x) 100% of the principal part of such portion of the Monthly Amount plus (y) any accrued and unpaid interest thereon.  If the Borrower repays all or a portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Fixed Conversion Price. For purposes hereof, the “Fixed Conversion Price” means $0.62 (which has been determined on the date of this Note as an amount equal to 100% of the volume weighted average closing price for the five (5)  trading days immediately prior to the date of this Note), as adjusted from time to time in accordance with Section 3.4.

(b)           Monthly Amount Common Stock Payment Guidelines.  Subject to Sections 2.1 and 2.2 hereof, if the Borrower has elected to pay all or a portion of the Monthly Amount due on such Repayment Date in shares of Common Stock and the volume weighted average price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined in Section 4.7 hereof) over the ten (10) trading days preceding a Repayment Date was less than 115% of the Fixed Conversion Price, then the Borrower shall pay in cash instead. Any part of the Monthly Amount due on such Repayment Date that the Borrower did not elect to pay in shares of Common Stock shall be paid by the Borrower in cash on such Repayment Date. Any part of the Monthly Amount due on such Repayment Date which the Borrower elected to pay in shares of Common Stock but which must be paid in cash (because the volume weighted average price of the Common Stock over the ten (10) trading days preceding the applicable Repayment Date was less than 115% of the Fixed Conversion Price) shall be paid within three (3) business days of the applicable Repayment Date.

2.2           No Effective Registration.  Notwithstanding anything to the contrary herein, the

Borrower shall not repay any part of its obligations to the Holder hereunder if (i) there fails to exist an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with such payment, or (ii)  an Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder’s option.

2.3           Optional Prepayments in Common Stock.  Subject to Section 2.2 hereof, if the average closing price of the Common Stock on the Principal Market is greater than 115% of the Fixed Conversion Price for a period of at least five (5) consecutive trading days, then the Borrower may, at its sole option, provide the Holder written notice (a “Prepayment Call Notice”) requiring the conversion at the then applicable Fixed Conversion Price of all or a portion of the outstanding principal, interest and fees outstanding under this Note (subject to compliance with Section 2.3 and 3.2), together with accrued and unpaid interest on the amount being prepaid, as of the date set forth in such Prepayment Call Notice (the “Prepayment Call Date”). The Prepayment Call Date shall be at least ten (10) trading days following the date of the Prepayment Call Notice.  On the Prepayment Call Date, the Borrower shall deliver to the Holder certificates evidencing the shares of Common Stock issued in satisfaction of the principal and interest being prepaid. Notwithstanding the foregoing, the Borrower’s right to issue shares of Common Stock in satisfaction of its obligations under this Note shall be subject to the limitation that the number of shares of Common Stock issued in connection with any Prepayment Call Notice shall not exceed 25% of the aggregate dollar trading volume of the Common Stock for the ten (10) trading days immediately preceding the Prepayment Call Date (as such volume is reported by Bloomberg L.P.).  If the closing sales price of the Common Stock on the Principal Market falls below 115% of the then applicable Fixed Conversion Price during the ten (10) trading day period immediately preceding the Prepayment Call Date, then the Holder will then be required to convert only such amount of the Note as shall equal twenty five percent (25%) of the aggregate dollar trading volume (as such volume is reported by Bloomberg L.P.) for each day that the closing price of the Common Stock has exceeded 115% of the then applicable Fixed Conversion Price.

The Borrower shall not be permitted to give the Holder more than one Prepayment Call Notice under this Note during any 22-day period.

Any principal amount of this Note which is prepaid pursuant to this Section 2.4 shall be deemed to constitute payments of outstanding principal applying to Monthly Amounts for the remaining Repayment Dates in chronological order.

2.4           Optional Redemption in Cash.  The Borrower will have the option of prepaying all or a portion of amounts outstanding under this Note in full (“Optional Redemption”) by paying to the Holder a sum of money equal to the following:  (a) if such prepayment is made prior to December    , 2005, one hundred five percent (105%) of the principal amount of this Note to be prepaid, and if such prepayment made after December    , 2005, one hundred three percent (103%) of such principal amount of this Note to be prepaid,  together with (b) accrued but unpaid interest thereon and (c) any payment required under Section 1.2(Y) and 1.2(Z)  (d) any and all other sums due, accrued or payable to the Holder arising under this Note or the Purchase Agreement or any Related Document (as defined in the Purchase Agreement) (the “Redemption Amount”) outstanding on the day written notice of redemption (the “Notice of Redemption”) is given to the Holder, which Notice of Redemption shall specify the date for such Optional Redemption and the principal amount of this Note to be prepaid (the “Redemption Payment Date”).  A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1 and the Redemption Amount shall be determined as if such election to convert had been completed immediately prior to the date of the Notice of Redemption.  The Redemption Payment Date shall be not earlier than the day after the date of the Notice of Redemption and not later than seven (7) days after the date of the Notice of Redemption.  On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder.  In the event the Borrower fails to pay the Redemption Amount by the Redemption Payment Date, then such Redemption Notice will be null and void.

ARTICLE III

CONVERSION RIGHTS

3.1.          Holder’s Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with accrued and unpaid interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III.  The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur.  The date upon which such conversion shall occur is (the “Conversion Date”).

3.2           Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder and 4.99% of the outstanding shares of Common Stock of the

Borrower.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.  The Holder may void the Conversion Share limitation described in this Section 3.2 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default.

3.3           Mechanics of Holder’s Conversion. (a) In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount and accrued and unpaid interest and fees due being converted.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued and unpaid interest and fees due as entered in its records and shall make a notation thereof on the front of this Note, and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date.  Upon each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b) Pursuant to the terms of the Notice of Conversion and Section 2.2 hereof, , the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to Borrower of the Notice of Conversion and shall use best efforts to cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.4           Conversion Mechanics.

(a)           The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the Fixed Conversion Price.  In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III or Section 2.3, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order.  By way of example, if the original principal amount of this Note is $1,000,000 and the Holder converted $25,000 of such original principal amount prior to the first Repayment Date, then subject to Section 1.2 hereof, (1) the principal amount of the Monthly Amount due on the first Repayment Date would equal $0, (2) the principal amount of the Monthly Amount due on the second Repayment Date would equal $10,000 and (3) the principal amount of the Monthly Amount due on the third Repayment Dates would be $15,000.

(b)           The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

A.            Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

B.            During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

C.            Share Issuances.  Subject to the provisions of this Section 3.4, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing (including, without limitation, as reflected in its Exchange Act Filings that have been made on or prior to the original issuance of this Note) or (iii) pursuant to options that may now or hereafter be issued under any employee incentive stock option and/or any qualified or non-qualified stock option plan adopted by the Borrower (including, without limitation, options issued to employees under any separate employment agreement or arrangement, options issued to directors and officers of, and consultants to, the Company)) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately thereafter reset pursuant to the formula below.

For purposes hereof:

(1)                                                          Except with respect to the issuance of options described in clause (iii) immediately above of this Section 3.4(b)C, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock (such securities being referred to as “Convertible Securities”) shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

(2)                                                          In case of the issuance or sale of additional shares of Common Stock or Convertible Securities for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such shares, before deducting therefrom any commissions, compensation or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance or sale of such shares.

(3)                                                          In the case of the issuance of shares of Common Stock or Convertible Securities for a consideration in whole or in part, other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors of the Company (irrespective of accounting treatment thereof); provided, however, that if such consideration consists of the cancellation of debt issued by the Company, the consideration shall be deemed to be the amount the Company received upon issuance of such debt (gross proceeds) plus accrued interest and, in the case of original issue discount or zero coupon indebtedness, accreted value to the date of such cancellation, but not including any premium or discount at which the debt may then be trading or which might otherwise be appropriate for such class of debt.

(4)                                                          In case of the issuance of additional shares of Common Stock upon the conversion or exchange of any obligations (other than Convertible Securities), the amount of the consideration received by the Company for such Common Stock shall be deemed to be the consideration received by the Company for such obligation or shares so converted or exchanged, before deducting from such consideration so received by the Company any expenses or commissions or compensations incurred or paid by the Company for any underwriting of, or otherwise in connection with, the issuance or sale of such obligations or shares, plus any consideration received by the Company in adjustment of interest and dividends and fees, if any.  If obligations or shares of the same class or series of a class as the obligations or shares so converted or exchanged have been originally issued for different amounts of consideration, then the amount of consideration received by the Company upon the original issuance of each of the obligations or shares so converted or exchanged shall be deemed to be the average amount of the consideration received by the Company upon the original issuance of all such obligations or shares.  The amount of consideration received by the Company upon the original issuance of the obligations or shares so converted or exchanged and the amount of the consideration, if any, other than such obligations or shares received by the Company upon such conversion or exchange shall be determined in the same manner as provided in Clauses (1) through (3) above with respect to the consideration received by the Company in case of the issuance of additional shares of Common Stock or Convertible Securities.

(5)                                                          For purposes of the adjustments provided for in this Section 3.4(b) , if at any time, the Company shall issue any Convertible Securities, the Company shall be deemed to have issued at the same time as the issuance of such Convertible Securities the maximum number of shares of Common Stock issuable upon conversion of the total amount of Convertible Securities.

(6)                                                    Anything in this Section 3.4C to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such Conversion Price; provided, however, that any adjustments which by reason of this clause 6 are not required to be made shall be carried forward and taken into account in making subsequent adjustments.  All calculations under this Section shall be made to the nearest cent or to the nearest tenth of a share, as the case may be.

Except as otherwise provided in Section 3.4(b)C, if the Corporation issues any additional shares described in this Section 3.4(b)C above, then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C – D) x B) / C]

A = Actual shares outstanding prior to such offering

B =  Actual shares sold in the offering

C = Fixed Conversion Price

D = Offering price

3.5           Issuance of New Note.  Upon any partial conversion of this Note, and subject to the surrender of this Note to the Borrower, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

ARTICLE IV

EVENTS OF DEFAULT

If an Event of Default (as defined below) occurs and is continuing, the Borrower’s rights under Sections 2.1, 2.3 and 2.4 shall immediately cease and be of no further effect until such time as the Event of Default has been cured, or has been waived by the Holder.  Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder due and payable within five (5) days after written notice from Holder to Borrower (each occurrence being a “Default Notice Period”). In the event of such acceleration, the amount due and owing to the Holder shall be 125% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any). If, with respect to any Event of Default other than a payment default described in Section 4.1 below, within the Default Notice Period the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect.

The occurrence of any of the following events is an “Event of Default”:

4.1           Failure to Pay Principal, Interest or other Fees.  The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, and such default shall not be cured within three (3)  business days, or the Borrower fails to pay when due any amount in excess of $250,000 due under any other promissory note issued by Borrower and such default has continued beyond any applicable grace period with respect thereto and has not been waived by the holder thereof.

4.2           Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note or the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after the occurrence thereof.

4.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any Related Document (as defined in the Purchase Agreement) shall be materially false or misleading and shall not be cured for a period of thirty (30) days after the occurrence thereof .

4.4           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed and shall remain in effect and unstayed for a period of ninety (90) days.

4.5           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

4.6           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower and not dismissed within sixty (60) days.

4.7           Stop Trade.  An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list or resume trading of the Common Stock on another Principal Market within 90 days of such notice.  For purposes of this Agreement, a “Principal Market” for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or the New York Stock Exchange.

4.8           Failure to Deliver Common Stock or Replacement Note.  The Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Securities Purchase Agreement, or if required, a replacement Note if such failure to timely deliver Common Stock shall not be cured within two (2) days or such failure to deliver a replacement Note is not cured within seven (7) Business Days after notice thereof.

4.9           Default under Related Agreements.  If any “Event of Default” shall have occurred and be continuing under any Related Agreement, and such Event of Default shall not be cured within three (3) business days.

DEFAULT RELATED PROVISIONS

4.10         Payment Grace Period.  Notwithstanding that the Borrower shall have a ten (10) business day grace period to pay any monetary amounts due under this Note or the Purchase Agreement or any Related Document, a default interest rate of five percent (5%) per annum above the then applicable Contract Rate shall apply to the monetary amounts due which such additional interest shall accrue from the actual date such payments were due and payable.

4.11         Conversion Privileges.  The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

ARTICLE V

MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, with a copy to Lee A. Albanese, Esq., St.John & Wayne, L.L.C. Two Penn Plaza East, Newark, New Jersey 07105-2249, facsimile number (973) 491-3408; and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third

Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.  A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

5.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.3 hereof, as it may be amended or supplemented.

5.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.

5.5           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

5.6           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.7           Security Interest.  The holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in a Security Agreement dated December    , 2003.

5.8           Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each Borrower has caused this Convertible Term Note to be signed in its name effective as of this     day of December, 2003.

EQUIFIN, INC.

By:
Name:
Title:

EQUINOX BUSINESS CREDIT CORP.

By:
Name:
Title:

WITNESS:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby elects to convert $          of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by EQUIFIN, INC. dated December   , 2003 by delivery of Shares of Common Stock of EQUIFIN, INC. on and subject to the conditions set forth in Article II of such Note.

1.             Date of Conversion

2.             Shares To Be Delivered:

Date:

By:
Name:
Title:

EXHIBIT B

REPAYMENT ELECTION NOTICE

(To be executed by the Borrower in order to pay all or part of a Monthly Amount with Common Stock)

[Name and Address of Holder]

EQUIFIN, INC. hereby elects to pay $          of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued by EQUIFIN, INC. dated December     , 2003 by delivery of Shares of Common Stock of EQUIFIN, INC. on and subject to the conditions set forth in Article II of such Note.

1.             Fixed Conversion Price:      $

2.             Amount to be paid:              $

3.             Shares To Be Delivered (2 divided by 1):

Date:	EQUIFIN, INC.

By:
Name:
Title: